Consent of Independent Accountants

We hereby consent to the use in this Registration Statement on Form N-4 (the “Registration Statement”) of our report dated March 31, 2003, relating to the financial statements of The Prudential Variable Contract Account-24, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Financial Highlights” in such Registration Statement.

We also consent to the use in this Registration Statement of our report dated February 11, 2003 relating the consolidated financial statements of The Prudential Insurance Company of America, which appears in such Registration Statement.

/s/    PricewaterhouseCoopers, LLP

New York, New York

April 25, 2003